Share Exchange Agreement

This Share Exchange Agreement (the "Agreement") is made and entered by and between Resource Polymers Inc., an Ontario Corporation, duly registered by the laws of Ontario, Canada and in good standing (“Resource”), the shareholders of Resource (the “Resource Shareholders”) and Fox Petroleum Inc. (“Fox”), a Nevada corporation also duly registered and in good standing, effective as of July 15, 2010.

Recitals

A.           RESOURCE is the owner of a Scrap Plastic processing plant with certain equipment, fixtures, and improvements, the assets, located in Hamilton, RESOURCE Canada,

B.           The RESOURCE Shareholders desire to exchange their shares of common stock held of record in RESOURCE representing 100% of the total issued and outstanding shares of RESOURCE and FOX desires to issue an aggregate of 1,750,000 shares of its common stock to the RESOURCE Shareholders;

C.           FOX further desires to assume an aggregate debt in the amount of $350,000 incurred by RESOURCE to Consolidated Recyclers Inc. incurred during fiscal years 1994 through 1997, as reflected in the financial books and records of RESOURCE (the “RESOURCE Debt”), which RESOURCE Debt has verbally established conversion terms;

Now, therefore, in consideration of the parties' covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge the parties agree:

1.           Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1           “Assets” means and includes: (a) the consulting business and operations

1.2           “Shares” means all of the shares currently held by the shareholders of RESOURCE Polymers Inc.

1.3           "Closing" means the delivery of documents to be executed and delivered by the parties, the deposit and delivery of the Purchase Price, as defined in this Agreement, and the consummation of the transactions contemplated under this Agreement.

1.4           "Closing Date" means the date on which the Closing occurs as provided in Section 6.1.

1.5           "Data" means environmental, title and other information, data and reports in RESOURCE’s possession or control relating to the Land and the Permits.

1.6           "Effective Date" means July 15, 2010 and as fully executed by RESOURCE and FOX.

1.7           “Land” means the site, where the fixtures and improvements are located described in Exhibit A, Part 1,

1.8           “Permits” means the approvals, licenses and permits.

2.           Exchange of Shares.

2.1           RESOURCE Shareholders. Subject to all of the terms and conditions of this Agreement, the RESOURCE Shareholders agree to tender their respective shares of RESOURCE held of record to FOX.

2.2           Issuance of Shares. FOX agrees to issue to the RESOURCE Shareholders an aggregate of One Million Seven Hundred and Fifty Thousand (1,750,000) shares of its common stock to the RESOURCE Shareholders and to assume the RESOURCE Debt.

2.3           Assumption and Performance of Permits. RESOURCE shall continue to maintain and keep current all operating permits and licenses required to operate Plastics recycling Facility

3.           Representations and Warranties of RESOURCE. RESOURCE represents and warrants to FOX the following:

3.1           Organization and Authorization. RESOURCE is a corporation duly organized and validly existing and in good standing under the laws of the RESOURCE. RESOURCE has the full power and authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement. The making and performance of this Agreement and the agreements and other instruments required to be executed by RESOURCE have been, or at the Closing will have been, duly authorized by all necessary corporate actions and will be duly executed by a person authorized by RESOURCE to do so. RESOURCE shall deliver to FOX duly approved and executed resolutions of the directors and shareholders approving RESOURCE’s execution and delivery of this Agreement and the performance of its obligations under this Agreement.

3.2           No Breach of Laws or Contracts. The consummation by RESOURCE of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under any applicable law or regulation, its articles of organization or operating agreement, or under any other agreement or instrument to which RESOURCE is a party, by which it is bound, or which affects the Assets.

3.3           Binding Obligations. When executed and delivered, this Agreement and all instruments executed and delivered by RESOURCE pursuant to this Agreement will constitute legal and binding obligations of RESOURCE and will be valid and enforceable in accordance with their respective terms.

3.4           Compliance with Laws. RESOURCE has not received notice from any governmental agency, of any physical or environmental condition existing on the Land or any access to the Land or created by RESOURCE or of any action or failure to act by RESOURCE which is a material violation of any applicable law, regulation or ordinance. To RESOURCE’s knowledge, there are currently no off-site improvement requirements that any governmental authority has imposed or threatened to impose on the Land.

3.5           No Litigation. There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of RESOURCE without inquiry, threatened against, or affecting the Assets or the ability of RESOURCE to perform its covenants and obligations under this Agreement.

3.6           Condition of and Title to the Assets.

3.6.1           Title to the Land. RESOURCE represents and warrants that RESOURCE’s title to the Assets is good and marketable and on the Closing shall be free and clear of any lien, claim or encumbrance, except the following (the “Permitted Exceptions”):

(a)           Liens for taxes and mortgages acknowledged by FOX on the Assets not yet due and payable or which are being contested in good faith;

(b)           Any items listed in the Title Commitment or any amendment or update to the Title Commitment to which FOX does not timely deliver to RESOURCE a Notice of Objection pursuant to Section 3.9.5.

3.6.2           Encroachments. To RESOURCES’s knowledge, the improvements on the Land lie entirely within the boundaries of the Land and no structure of any kind encroaches on or over the Land.

3.6.3           Condemnation. To RESOURCE’s knowledge, no portion of any of the Land or improvements on the Land is the subject of, or affected by, any condemnation or eminent domain proceeding.

3.6.5           Taxes. RESOURCE represents that all taxes, including without limitation, advalorem, property (both real and personal), production, severance, reclamation, and similar taxes and assessments based upon or measured by ownership of property or production of minerals or the receipt of proceeds there from which have become due and payable have been properly paid. FOX will not be liable for any taxes which accrue or are assessed before the Closing. To RESOURCE’s knowledge, there are no pending or threatened special assessments affecting the Assets.

4.           Representations and Warranties of FOX. FOX agrees, represents and warrants to RESOURCE the following:

4.1           No Breach of Law or Contracts. The consummation by FOX of the transactions contemplated by this Agreement will not result in a breach of any term or provision of, or constitute a default under any applicable law, regulation or ordinance or any other agreement or instrument to which FOX is a party or by which it is bound.

4.2           Binding Obligations. When executed and delivered this Agreement and all instruments executed by FOX pursuant to this Agreement, will constitute legal and binding obligations of FOX and will be valid and enforceable in accordance with their respective terms.

4.3           No Litigation. There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the knowledge of FOX without inquiry, threatened against, or affecting the Assets or the ability of FOX to perform its covenants and obligations under this Agreement.

4.4           Brokers. FOX has incurred no liability, contingent or otherwise, for broker's or finder's fees relating to the transactions contemplated by this Agreement.

4.5           Assumption of RESOURCE Debt. FOX agrees to assume the RESOURCE Debt and to further do and perform all acts and execute and deliver all documents and take all such other steps as may be necessary or desirable to give full effect to the repayment terms of the RESOURCE Debt.

4.6           Organization and Authorization. FOX is a corporation duly organized and validly existing and in good standing under the laws of Nevada. FOX has the full power and authority to enter into this Agreement and to consummate the transactions contemplated under this Agreement. The making and performance of this Agreement and the agreements and other instruments required to be executed by FOX have been, or at the Closing will have been, duly authorized by all necessary corporate actions and will be duly executed by a person authorized by FOX to do so.

5.           Covenants.

5.1           Covenants of RESOURCE. RESOURCE covenants and agrees with FOX as follows:

5.1.1           Maintenance of Property. Until the Closing, RESOURCE shall cause the Assets to be maintained and operated in a good and workmanlike manner, shall not partition the Assets,shall maintain insurance now in force with respect to the Assets, shall pay or cause to be paid all costs and expenses incurred in connection with this Agreement, shall keep the Underlying Agreements in full force and effect, and shall perform and comply with all of the conditions and covenants contained in same and all other agreements relating to the Assets.

5.1.3           Copies of Agreements. RESOURCE has disclosed to FOX the existence of and has furnished FOX with copies of all agreements and contracts relating to the Assets, to the extent that MDP is aware of the existence of such agreements and contracts.

5.1.4           Notification of FOX of Suits, Litigation, Material Adverse Change, Etc. Until the Closing, RESOURCE promptly shall notify FOX of any suit, action, or other proceeding, actual or threatened, before any court, governmental agency or arbitrator and any cause of action or any other adverse change which relates to the Assets or which might result in impairment or loss of RESOURCE's title to any portion of the Assets or the value of the Assets or which might hinder or impede the operation of the Assets or which seeks to restrain or prohibit or to obtain substantial damages from RESOURCE in respect of, or which is related to or arises out of, this Agreement or the consummation of all or any part of the transactions contemplated under this Agreement of which RESOURCE becomes aware.

5.1.5           Agreement Not to Market the Assets. Until the Closing and thereafter if the Closing occurs, RESOURCE shall not assign, transfer, encumber or in any way dispose of any interest in or to the Shares to any other person or entity, or negotiate with any other person or entity with respect to the transfer or grant of any interest or option whatsoever in the Assets, except that RESOURCE may continue to sell aggregate, sand and gravel from the Assets in the ordinary course of RESOURCE’s business. These obligations of RESOURCE shall terminate before the Closing if and at such time as this Agreement is terminated as provided in Section 8.

5.1.7           Permits and Underlying Agreements. RESOURCE shall maintain the Permits and Underlying Agreements in full force and effect.

5.2           Covenants of FOX. FOX covenants and agrees with RESOURCE as follows:

5.2.1           Maintenance and Confidentiality of Data. Before the Closing, FOX shall exercise due diligence in safeguarding and maintaining all Data and keeping the Data confidential, except for such disclosure as reasonably deemed necessary by FOX for purposes of obtaining financing and such disclosures as counsel for either party may advise is legally required or an announcement which is required to be made to all governmental or regulatory agency, in which cases RESOURCE shall be given reasonable advance notice and the right to review and comment on same. If the Closing does not occur, FOX’s obligation to maintain the confidentiality Data shall survive termination of this Agreement.

5.2.2           Maintenance of Representations and Warranties. FOX shall use its reasonable best efforts to cause all of the representations and warranties of FOX contained in this Agreement to be true and correct as of the Closing; provided, however, that nothing contained in this Section shall create an obligation of FOX to RESOURCE to pay money or undertake any additional legal obligation.

6.           Closing.

6.1           Date and Place of Closing. The parties will execute and deliver to each other a signed counterpart or copy of this Agreement as escrow instructions and such general conditions of escrow as requires. In the event of any conflict between the terms of this Agreement and the general conditions of the closing, the terms of this Agreement shall control. The Closing shall be held at a time mutually agreed upon by RESOURCE and FOX on the Closing Date, unless extended by the parties' agreement. The Closing will be held at the offices of the RESOURCE. The Closing shall occur on or before June 25th, 2010.

6.2           Conditions Precedent to FOX's Duty to Close. The obligations of FOX under this Agreement to consummate the purhase of the Assets are subject to the satisfaction (or waiver by FOX) of the following at or before the Closing:

6.2.1           The representations and warranties of RESOURCE contained in this Agreement are true and correct in all material respects.

6.2.3           There has been no material adverse change affecting the Assets to which FOX has objected and RESOURCE has not cured.

6.2.4           There shall be no preliminary or permanent injunction or order from any federal or state court or by any federal, state or local regulatory agency and no statute, rule, regulation or order shall exist which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement. There shall not be pending any action, suit or proceeding in which this transaction is opposed by the members or by the representatives of the members of any of the parties.

6.2.5           FOX shall have completed its due diligence investigation of the Assets to FOX’s satisfaction.

6.3           Conditions Precedent to RESOURCE's Duty to Close. The obligations of RESOURCE under this Agreement to consummate the sale of the Assets are subject to the satisfaction (or waiver by RESOURCE) of the following at or before the Closing:

6.3.1           All representations and warranties of FOX contained in this Agreement are true and correct in all material respects.

6.3.2           FOX has not committed a material breach of any of its covenants contained in this Agreement.

6.3.3           There has been no material adverse change affecting the Assets or the Underlying Agreements.

6.3.4           There shall be no preliminary or permanent injunction or order from any federal or state court or by any federal, state or local regulatory agency and no statute, rule, regulation or order shall exist which restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement. There shall not be pending any action, suit or proceeding in which this transaction is opposed by the members, owners or shareholders, as applicable, or by the representatives of the members, owners or shareholders, as applicable, of any of the parties.

6.4           Closing Obligations. At the Closing, RESOURCE and FOX shall have the following respective obligations:

6.4.1           RESOURCE's Obligations. At the Closing, RESOURCE shall:

6.4.1.1            Execute and deliver to FOX 100% of the shares of RESOURCE

6.4.1.10              Deliver the resolutions of RESOURCE’s directors and shareholders approving RESOURCES’s execution and delivery of this Agreement and RESOURCE’s performance of its obligations under this Agreement.

6.4.1.11              Take any other action consistent with the terms of this Agreement that may be reasonably requested by FOX for the purpose of closing the transactions contemplated under this Agreement.

6.4.2           FOX's Obligations. At the Closing, FOX shall:

6.4.2.1            Take any other action consistent with the terms of this Agreement that may be reasonably requested by RESOURCE for the purpose of closing the transactions contemplated under this Agreement.

7.           Obligations after Closing.

7.1           Recording Fees. Except as otherwise provided in and except as otherwise paid in accordance with Section 6.4, FOX shall pay all notary documentary, filing and recording fees required in connection with the filing and recording of any conveyances and assignments delivered by RESOURCE to FOX at the Closing in accordance with standard Ecuadorean practices.

7.2           Further Assurances. After the Closing, RESOURCE and FOX shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their respective obligations under this Agreement and under any document, certificate or other instrument delivered pursuant to this Agreement.

7.3                      Indemnification by FOX. If the Closing is held pursuant to Section 6, FOX shall assume and have responsibility and liability for the Assets from and after the Closing Date. Except as provided in Section 7.4. FOX shall defend, indemnify and hold harmless RESOURCE and its agents or affiliates, directors, employees, managers, members and officers from and against any and all claims, liabilities and costs (including reasonable attorneys' fees), relating to or arising from or in connection with any breach by FOX of any representation, warranty or covenant of FOX contained in this Agreement or in any agreement or other document executed by FOX in connection with this Agreement or relating to or arising from FOX’s ownership, possession or use of the Assets from and after the Closing Date.

7.4           Indemnification by RESOURCE. After the Closing, RESOURCE agrees to indemnify, defend and hold harmless FOX, and its respective agents or affiliates, directors, employees, managers, members and officers from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees and other expenses of investigating any claims and defending against or prosecuting any action) to which they or any of them may become subject due to, or which arise from any of the following (collectively the “Indemnity Claims”):

7.4.1           Any breach of RESOURCE’s covenants, agreements, warranties or representations contained in this Agreement or in any assignment or other documents executed by RESOURCE in connection with this Agreement.

7.4.2           Any failure of RESOURCE to pay liabilities assumed or incurred by RESOURCE pursuant to this Agreement;

7.4.3           The operations of RESOURCE or the acts or omissions of its employees or agents before the Closing Date; and

7.4.4           All obligations arising from or relating to RESOURCE’s ownership, possession or use of the Assets on or before the Closing Date; provided, however, that except as otherwise provided in this Agreement, RESOURCE shall have no indemnification obligations to FOX for obligations arising from or relating to FOX’s ownership, possession or use of the Assets after the Closing Date.

8.           Termination of Agreement.

8.1 Termination by RESOURCE. This Agreement and the transactions contemplated under this Agreement may be terminated by RESOURCE if before the Closing FOX materially breaches any representation or warranty made by FOX or any obligation undertaken by FOX and FOX fails to cure or to commence to cure such breach within five (5) days after receiving written noticefrom RESOURCE of such breach.

8.2 Termination by FOX. This Agreement and the transactions contemplated under this Agreement may be terminated by FOX if before the Closing RESOURCE materially breaches any representation or warranty made by RESOURCE or any obligation undertaken by RESOURCE and RESOURCE fails to cure or to commence to cure such breach within five (5) days after receiving written notice from RESOURCE of such breach.

9.           Miscellaneous.

9.1           Exhibits. The exhibits referred to in this Agreement are incorporated into this Agreement by reference and constitute a part of this Agreement.

9.2           Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs, and expenses incurred by RESOURCE or FOX in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring same, including, without limitation, legal and accounting fees, costs and expenses.

9.3           Notices. All notices required or authorized to be given under this Agreement shall be in written form. Any notices may be sent by registered or certified delivery, postage prepaid, return receipt requested, addressed to the proper party at the addresses described in this Section. Any notice may be personally delivered to the party or sent by telex, telegraph, telecopy or other electronic delivery method, and shall be effective when actually received by the addressee party. For purposes of this Agreement, the addresses of the parties are:

If to RESOURCE:

RESOURCE POLYMERS INC
15 Forsyth Place
Hamilton, Ontario L8S 4E5 Canada

If to FOX:  Fox Petroleum Inc.
1404 Rodman Street
Hollywood, Florida 33023

and copy to:

Diane D. Dalmy
Attorney at Law
8965 W. Cornell Place
Lakewood, Colorado 80227

Either party may, by written notice so delivered to the other, change the address or individual to which delivery shall thereafter be made.

9.4           Amendments. This Agreement may not be amended or any rights waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

9.5           Assignment. Neither party may assign or transfer its interest in this Agreement without the prior written consent of the other party.

9.6           Arbitration. Arbitration of all disputes arising from or relating to this Agreement shall be arbitrated by the parties as follows:

9.6.1           Site of Arbitration. The arbitration shall be held in RESOURCE, Canada.

9.6.2           Costs of Arbitration. Each party shall pay one-half (1/2) of the arbitrator's costs, expenses and fees for services.

9.7           Headings. The headings of the sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

9.8           Governing Law. This Agreement and the transactions and instruments contemplated under this Agreement shall be construed in accordance with, and governed by, the laws of RESOURCE without regard to the choice of law provisions of such law.

9.9           Entire Agreement. This Agreement (including the Exhibits) constitutes the entire understanding among the parties with respect to the subject matter, superseding all prior negotiations, prior discussions and prior agreements, including but not limited to the letter agreement between the parties, and understandings relating to such subject matter. Each party has been represented by independent counsel of its choice and has participated in the negotiation and drafting of this Agreement. No provision or term of this Agreement shall be construed in favor of or against any party based on such party’s participation in the negotiation or drafting of such provision or term.

9.10           Scope of Representations and Warranties. All agreements, covenants, representations and warranties of the parties are contained in this Agreement, in the Exhibits and the documents referred to in this Agreement. No other agreements, covenants, representations and warranties have been made by any party and all prior agreements, covenants, representations and warranties are merged in this Agreement.

9.11           Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

9.12           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Each of the parties has caused this Agreement to be executed by its duly authorized representatives identified below.

RESOURCE  POLYMERS INC.

_________________________________________________
By: Jack Lieberman
Title:  President, Director

Fox Petroleum Inc.

_________________________________________________
By: WILLIAM  LIEBERMAN
Title: President

DATE: July 15, 2010